Exhibit 99.4

FROM:	Daryl Raiford
TO:	Daryl Raiford
BCC:	RBBN-NOTIFY@rbbn.com
Subject:	Important Business Development Update
Attachement :	Final Press Release PDF

Ribbon Team,

Earlier today, we announced the departure of Fritz Hobbs, as our President and Chief Executive Officer effective today.  The Board has appointed Steven Bruny and Kevin Riley, as Interim Co-Presidents and Chief Executive Officers.  Steve and Kevin will assume Fritz’s duties while Ribbon’s Board of Directors works with One Degree Partners, a leading global executive search firm, to recruit a new CEO for Ribbon.  Fritz has been a great leader over the past two years and we appreciate his commitment to the success of Ribbon.

I am pleased to announce that we have entered into a definitive agreement to acquire ECI Telecom Group, a global provider of end-to-end optical, packet optical transport and NFV/SDN solutions (see attached Press Release).

In this morning’s announcement, we discussed how  the proposed combination of Ribbon and ECI will create a powerful  US-based global telecom solutions company, with anticipated revenues of over $900 million, customers in over 140 countries, and 4,000 employees worldwide.

The question that I’m asked most often by employees is “what is our growth strategy?”.  While we continue to be optimtic about the future of our core business and “green shoots,” this transaction will provide us the opportunity to sell ECIs’s packet-optical products into North America and Japan, where we have deep and long standing customer relationships.  Furthermore, this transaction is expected to immediately expand the total addressable market (TAM) of our core business from $2.6B to $39B —  a dramatic expansion of our current playing field.

Combining Ribbon with ECI  is an important step in delivering on our corporate strategy to expand into adjacent markets.  With this acquisition, we are broadening our portfolio beyond our leadership position in secure real-time communications to include a leading edge set of products and solutions for packet optical transport and 5G networking — the next big investment wave in communications is centered around 5G.   We anticipate that this focus, coupled with Ribbon’s global customer relationships and 5G analytics solution, will make the company a major player in this exciting new market.

Both companies have been on parallel journeys, partnering with service providers to transform their respective network architectures, evolving from closed hardware solutions to open solutions with increasing emphasis on software, ECIity and automation.  By joining forces, we plan to offer even higher levels of innovation and differentiation as service providers continue on their architectural transformation journeys driven by 5G, IoT, On-demand networking, and increased levels of security.

Our greater scale will bring greater opportunities for our employees to further develop skills of value to the market in leading-edge technologies, especially since there is very little overlap between our companies.  We believe you will benefit from being part of a growing company that is participating directly in the development of 5G and the new services it will enable.  Our ability to announce this combination is directly attrtibutable to your hard work, which has given us the financial flexibility to undertake this transaction.

We look forward to introducing ECI’s world class transport technology to our customers once the transaction officially closes, which is expected in the first quarter of 2020.

Until that time, it is business as usual for us!

We will be holding an All Hands Employee Only call today at 10:30 a.m. ET to discuss this announcement; I would encourage you to participate.

Today’s news may generate interest from customers, partners, the media and our stockholders.  We will be reaching out to these important stakeholders to share this exciting development.   If you receive any inquiries, please forward them to your respective leadership team members.

Finally, as I reflect on the tremendous progress we have made over the last year, I speak for the entire Board and SLT, when I say thank you for your continued hard work and dedication to Ribbon.   We remain a profitable industry leader and we are very excited to deliver an even more comprehensive set of products to our growing customer base.

I look forward to speaking with you all soon.

Sincerely,

Daryl

Important Additional Information Will be Filed with the SEC

Ribbon Communications Inc. (“Ribbon”) will file with the United States Securities and Exchange Commission (the “SEC”) a proxy statement of Ribbon relating to a special meeting of Ribbon’s stockholders (the “proxy statement”). SHAREHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RIBBON, ECI TELECOM GROUP LTD. (“ECI”), THE PROPOSED TRANSACTIONS AND RELATED MATTERS.  Shareholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the parties through the website maintained by the SEC at www.sec.gov.  In addition, investors and shareholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the parties on Ribbon’s website at investors.ribboncommunications.com.

Participants in the Solicitation

Ribbon and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Ribbon in respect of the proposed transactions contemplated by the proxy statement.  Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the shareholders of Ribbon, respectively, in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it is filed with the SEC.  Information regarding Ribbon’s directors and executive officers is contained in Ribbon’s Annual Report on Form 10-K/A for the year ended December 31, 2018 and its Proxy Statementon Schedule 14A, dated April 25, 2019, which are filed with the SEC.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Forward-Looking Statements

This communication contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Ribbon and ECI, the proposed transactions and other matters.  These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Ribbon and ECI as well as assumptions made by, and information currently available to, such management.  Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “seek,” “see,” “plan,” “could,” “would,” “should,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project,” “target” or similar words, phrases or expressions, and include statements regarding the anticipated benefits of the merger with ECI, anticipated timing of closing of the merger, and Ribbon’s and ECI’s total addressable markets.  These forward-looking statements are subject to various risks and uncertainties, many of which are outside the parties’ control, such as statements about the consummation of the proposed transaction.  Therefore, you should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include failure to consummate the proposed transaction; failure to make or take any filing or other action required to consummate the proposed transaction in a timely matter or at all; failure to obtain applicable regulatory or shareholder approvals in a timely manner or otherwise; failure to satisfy other closing conditions to the proposed transactions; risks that the new businesses will not be integrated successfully or that the combined companies will not realize estimated cost savings; failure to realize anticipated benefits of the combined operations; potential litigation relating to the proposed transaction and disruptions from the proposed transaction that could harm Ribbon’s or ECI’s business; reductions in client spending, a slowdown in client payments and changes in client requirements; ability to hire and retain key personnel; the potential impact of announcement or consummation of the proposed transaction on relationships with third parties, including clients, employees and competitors; ability to attract new clients and retain existing clients in the manner anticipated; reliance on and integration of information technology systems; changes in legislation or governmental regulations affecting the companies; international, national or local economic, social or political conditions that could adversely affect the companies or their clients; conditions in the credit markets; risks associated with assumptions the parties make in connection with the parties’ critical accounting estimates and legal proceedings; and the parties’ international operations, which are subject to the risks of currency fluctuations and foreign exchange controls.  The foregoing list of factors is not exhaustive.  All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.  Unlisted factors may present significant additional obstacles to the realization of forward looking statements.  Accordingly, there is no assurance that the expectations of Ribbon or ECI will be realized.  Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Ribbon’s or ECI’s consolidated financial condition, results of operations or liquidity.  You should carefully consider the foregoing factors and the other risks and uncertainties that affect the parties’ businesses, including those described in Ribbon’s Annual Report on Form 10-K/A, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the SEC.  We wish to caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof.  We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of any changes in circumstances or new information, future events or otherwise, except to the extent required by securities and other applicable law.